Exhibit (a)(1)(i)(a)

Amendment No. 1 to

Offer to Purchase for Cash

All Outstanding Common Units Representing Limited Partner Interests

in

OCI Partners LP

by

OCIP Holding II LLC

a wholly owned subsidiary of

OCI N.V.

at

$11.00 per Common Unit

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 2, 2018, UNLESS THE OFFER IS EXTENDED. COMMON UNITS IN OCI PARTNERS LP TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON JULY 2, 2018.

This Amendment No. 1 (“Amendment No. 1”) amends, as set forth below, the Offer to Purchase, dated June 4, 2018 (together with any amendments or supplements thereto, including this Amendment No. 1, the “Offer to Purchase”) relating to the offer by OCIP Holding II LLC, a Delaware limited liability company (“Holdings II”) and OCI N.V., a Dutch public limited company (together with Holdings II, “OCI,” except where the context requires that “OCI” refers only to OCI N.V.), purchase all of the outstanding common units representing limited partner interests (the “Units”) in OCI Partners LP, a Delaware limited partnership (“OCIP”), not currently held by OCI or its affiliates, at a price of $11.00 per Unit, net to the seller in cash, without interest, less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, this Amendment No. 1, the related letter of transmittal and the related notice of guaranteed delivery enclosed with the Offer to Purchase. All capitalized terms used but not defined in this Amendment No. 1 have the meanings ascribed to them in the Offer to Purchase.

This Amendment No. 1 should be read together with the Offer to Purchase, the related letter of transmittal and the related notice of guaranteed delivery. All references to and requirements regarding the Offer to Purchase, the related letter of transmittal and the related notice of guaranteed delivery shall be deemed to refer to the Offer to Purchase, as supplemented by this Amendment No. 1, the related letter of transmittal and the related notice of guaranteed delivery, respectively. Except as set forth herein, all terms and conditions of the Offer remain unchanged and in full force and effect.

* * * * *

The date of this Amendment No. 1 is June 8, 2018

The Offer to Purchase is hereby amended and supplemented as follows:

The information set forth in the last two sentences of the second paragraph under “Special Factors—Interests of Certain Persons in the Offer and the Buyout” in the Offer to Purchase is replaced with the following:

(1) Michael Bennett, the Chairman of the boards of directors of OCI and the General Partner and the owner of 15,000 Units, (2) Ahmed El-Hoshy, the Chief Executive Officer of OCI N.V. in the Americas and the General Partner and the owner of 850 Units, and (3) Nassef Sawiris, the Chief Executive Officer of OCI, a director of the General Partner and the owner of 879,214 Units, intend to tender all of the Units that they own.

The information set forth in the the first sentence of the fifth paragraph under “The Offer—Certain Information Concerning OCIP” in the Offer to Purchase is replaced with the following:

As of the date of this Amendment No. 1 to Schedule 13E-3, (1) Aside from (a) Michael Bennett, the Chairman of the boards of directors of OCI and the General Partner, who intends to tender all of the 15,000 Units that he owns, (b) Ahmed El-Hoshy, the Chief Executive Officer of OCI N.V. in the Americas and the General Partner, who intends to tender all of the 850 Units that he owns, and (c) Nassef Sawiris, the Chief Executive Officer of OCI and a director of the General Partner, who intends to tender all of the 879,214 Units that he owns, OCI does not know whether any executive officer, director or affiliate of OCIP intends to tender Units in the Offer, (2) none of OCIP, its executive officers, directors or affiliates has made any public recommendation with respect to the Offer, and (3) OCIP has not made public any appraisal, report or opinion on the fairness of this transaction.